ORCHID BIOSCIENCES, INC. HAS REQUESTED THAT THE MARKED PORTIONS OF THIS DOCUMENT BE ACCORDED 406 CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

[*] CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

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Exhibit 10.22

FORM OF AGREEMENT (Part I)

THIS AGREEMENT is made between Secretary of State for Environment, Food and Rural Affairs (“the Authority”) of Nobel House 17 Smith Square, London SW1P 3JR, and Orchid BioSciences Europe Limited (“the Contractor”) having its registered office at 22 Blacklands Way, Abingdon Business Park, Abingdon, Oxon, UK OX4 1DY. Together referred to as (“the Parties”).

IT IS AGREED THAT

1.1. This Form of Agreement (Part 1) together with the attached Parts II to V inclusive are the documents which collectively form “the Contract”.

Part I	This Form of Agreement

Part II	The Invitation to Tender

Part III	The Tender

Part IV	The Post Tender Correspondence at Annex I

Part V	The IT specification for the communication of test results

Part VI	Price schedule at Annex II

Part VII	DEFRA’s Standard Conditions of Contract for Services (June 2001) at Annex III

1.2. The Contract effected by the signing of this Form of Agreement constitutes the entire agreement between the Parties relating to the subject matter of the Contract and supersedes all prior negotiations, representations or understandings whether written or oral.

SIGNED:

For the Contractor	For the Secretary of State for Environment, Food and Rural Affairs

/s/ Christopher P Ashton, Ph.D.	/s/ Mr Noel Cleary
Christopher P Ashton, Ph.D.	Mr Noel Cleary

Vice President and Managing Director	Acting Head, Sheep TSEs Division

7 August 2001	7 August 2001
Date	Date

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2. CONTRACT VOLUMES

2.1 The Authority guarantees to pay the Contractor a sum at least equal to the cost of [*] blood samples to be genotyped per annum for the first three years of the contract.

2.2 The Authority undertakes to give the Contractor as much notice as is practically possible of any significant variation expected in sample volumes to be sent to the Contractor. The Authority does not undertake to send all samples collected under the National Scrapie Plan for genotyping to the Contractor.

2.3. The Authority will provide the Contractor with a three (3) month rolling forecast of expected sample volumes. The Contractor will take all commercially reasonable steps to handle variations in sample volumes but failure to meet the Authority’s requirement for the reporting of results where the variation in sample volume is greater than [*] of the forecast will not be considered a breach of contract.

3. DELIVERY OF SAMPLES

3.1 Whole blood samples collected under the NSP will be sent to the Contractor by the Authority once the Authority is content that the Contractor has demonstrated a validated genotyping service as detailed in Conditions 3.2 and 3.3.

3.2. The Contractor will demonstrate validation by processing [*] samples supplied by the Authority and reporting [*] correct results to the Authority.

3.3. In the event of a failure, a further batch of [*] samples will be tested by the Contractor until [*] correct results are obtained from a sample batch.

4. RESULTS

4.1. Results will be reported to the Authority, in the electronic format set out in Part V. At least [*] of samples will be reported within no more than [*] working days of receipt of an apparently viable sample in the Contractor’s laboratory. The Contractor will report any results provided outside of the [*] working days period. [*] of samples will be reported. The Contractor will make a maximum of three (3) attempted analyses of an apparently viable sample before notifying the Authority that it is not a viable sample. Such a notification to the Authority shall be made by the Contractor within ten (10) working days of receipt of an apparently viable sample. The Authority may then arrange for a further sample to be submitted for testing.

4.2. The Contractor will test all samples that are received in the laboratory in a testable condition, reporting those that are not in a format to be agreed with the Authority. Criteria of acceptability will be set out in writing

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4.3. The Contractor will be paid for all samples tested and reported, including non-testable samples and re-tested samples, as set forth below.

4.4. Any samples received that are accessioned but found not to be testable will be invoiced at the end of each month at [*] the Contractor quotes for [*] samples per week. As a non-limiting example, under the pricing schedule in effect at the starting date of this Agreement, the price to the Authority for fifty thousand samples per week is [*] per sample and the price to the Authority for the non-testable samples would be [*] per sample.

4.5. The Contractor shall take all commercially reasonable steps to report the results of the re-testing of confirmatory samples to the Authority within three (3) working days of either a request for a re-test or receipt of a duplicate sample. In the event that the volume of confirmatory samples being tested by the Contractor exceeds [*] of the total number of samples submitted at the time of those confirmatory tests, the Contractor will not be required to report the results of the testing of those confirmatory samples within three (3) days of either a request for a re-test or receipt of a duplicate sample, but shall notify the Authority of such delay as soon as reasonably practicable after it occurs and shall aim to report a result within five (5) working days as far as is reasonably possible.

4.6. The Contractor will report receipt of batches of samples by notifying the batch number to the Authority on the day it is received in the laboratory.

5. QUALITY CONTROL/QUALITY ASSURANCE

5.1. The Contractor will provide details of internal QC/QA data as and when requested to do so by the Authority, but at no more than a monthly frequency. The Authority will send the Contractor ‘blind’ samples of known genotype on a regular basis. The Contractor will be paid for these samples but will undertake to discuss immediately with the Authority any unexpected results. The Contractor will take immediate action to make any correction to their procedures or processes which are found to be necessary at no cost to the Authority.

5.2. If it transpires that the Contractor has supplied an incorrect result, they will test immediately duplicate samples which may need to be taken. If the contractor has been shown to be responsible for the incorrect result the Authority’s reasonable full economic costs, not to exceed [*] per sample in collecting these samples for re-testing will be debited from the Contractor’s next monthly invoice.

6. CONTRACT PRICE

6.1. The Authority may order PrP genotyping tests (the “Tests”) from the Contractor at the firm prices contained in the Schedule of prices at Annex II according to the following pricing policy:

6.1.1.	The Authority shall pay to the Contractor a Minimum Monthly Testing Fee of [*]

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[*], this being the equivalent of [*] samples tested at [*] per sample.

6.1.2.	A Monthly Invoice Amount will be determined, as follows:

6.1.2.1.	At the end of each month, the Contractor will calculate number of Tests performed during that month (the “Monthly Total”). Tests shall include tested samples and re-tested samples but not non-testable samples as described in Condition 4.4.

6.1.2.2.	The Monthly Total shall be divided by four (4). The quotient of such division shall termed the Weekly Average Volume.

6.1.2.3.	The rate associated with the Weekly Average Volume (the “Monthly Rate”) shall be taken from the applicable line of the Schedule of prices at Annex I.

6.1.2.4.	To determine the amount of the Monthly Testing Invoice, the Monthly Total, less the [*] Tests covered by the Minimum Monthly Testing Fee, is multiplied by the Monthly Rate and this product is added to the Minimum Monthly Testing Fee.

Monthly Testing Invoice Amount = ((Monthly Total – 4,000) x Monthly Rate) + Minimum Monthly Testing Fee

As a non-limiting example, if in one month the Contractor performs [*] tests, the Weekly Average Volume shall be [*] and the Monthly Rate shall be [*] per Test. Therefore, the Monthly Testing Invoice Amount shall be = [*] + [*]

Added to each monthly invoice will also be an amount for non-testable samples received that month in accordance with Condition 4.4.

6.1.2.5.	The minimum volume of [*] samples specified in the Invitation to Tender and at Condition 2.1 will be determined by actual samples sent to the Contractor by the Authority and accessioned or tested and reported, together with samples not received but for which a fee has been paid by the Authority in accordance with the Minimum Monthly Testing Fee as described at Condition 6.1.1. The monthly invoice referred to at Condition 7.1 will be for not less than the Minimum Monthly Testing Fee set out at Condition 6.1.1 and in Annex I.

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6.2 A central call off point appointed by the Authority will order blood sampling kits from the Contractor. The Contractor will invoice the Authority for blood sampling kits so ordered at the firm prices contained in the Schedule of prices at Annex II.

6.3 The Authority will provide the Contractor with a three (3) month rolling forecast of expected sampling kit volumes. The Contractor will take all commercially reasonable steps to handle variations in sample kit volumes but failure to meet demand where the variation in sample volume is greater than [*] of the forecast will not be considered a breach of contract.

6.4. The Schedule of prices at Annex I and Annex II forms an integral part of this form of agreement.

6.5. The prices at Annex I and Annex II are commercial in confidence between the Authority and the Contractor. They shall not be revealed to a third party, other than the National Audit Office, without the written agreement of both the Authority and the Contractor.

6.6 All the contract prices in the Schedule of prices at Annex I and Annex II shall be fixed until [*] from the date of this contract.

6. 7 Subsequent price changes following the initial firm price period in 6.6 shall occur no more frequently than every [*].

6.8 Any proposed increase or decrease in prices after the date in Condition 6.6 will not exceed, as a maximum [*].

6. 9. The prices charged for any additional tests required by the Authority pursuant to Section 50 of the invitation to tender (such as for tests on tissues other than whole blood) shall be agreed between the Authority and the Contractor – and shall be added as a protocol to the price Schedule at Annex II.

7. INVOICING PROCEDURE

7.1. All invoices shall be forwarded to the head of the Authority’s National Scrapie Plan Branch by the Contractor. The Contractor shall submit a Monthly Testing Invoice, in arrears, in respect of each calendar month for PrP genotyping tests on tested samples and re-tested samples completed in that month, for which the genotype results have been reported by the Contractor to the Authority. The invoice will also include an amount for non-testable samples received that month in accordance with Condition 4.4.

7.2. An invoice shall be forwarded to the head of the Authority’s National Scrapie Plan Branch by the Contractor in arrears for blood sampling kits ordered by and delivered to the central call off point as set forth in Condition 6.2.

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7.3. The invoice in Condition 7.1 will state clearly the number of tests and the unit price per test, as set forth in Condition 6 et seq. The invoice will state clearly and separately any tests (and the unit prices therefore) undertaken in respect of Section 41 and 50.3 of the invitation to tender (i.e. confirmatory tests).

8. CONTRACT DURATION

8.1. Subject to termination as provided, if the Contractor has demonstrated a valid genotyping service before 17th September 2001, the starting date of the contract shall be 17th September 2001. Otherwise, the start date shall be the first date on which the Authority can send the Contractor samples after a validated service has been confirmed.

8.2. The contract will be for three (3) years from the start date.

8.3. The Authority retains the option to extend this contract by two (2) further terms of one (1) year.

9. THE AUTHORITY’S CONDITIONS OF CONTRACT

9.1. This Contract is subject to the conditions of Contract as set out in the Invitation to Tender as updated at Annex III.

10. HEALTH AND SAFETY

10.1. The Authority will ensure that all appropriate health and safety measures and legislation are observed when sending samples to the Contractor. Once the samples are received at the Contractor’s premises, the Authority shall be under no liability to the Contractor for any harm or damage caused by these samples, and the Contractor shall hold the Authority indemnified against any claims from third parties based on any claim of such harm or damage.

11. PROJECT MEETINGS

11.1 Project meetings will be held between the Authority’s National Scrapie Plan Branch and the Contractor at least every three (3) months. The Authority will use all reasonable endeavours to give as much notice as possible of any change.

12. TERMINATION

12.1. The conditions for termination are as set out at Sections 15-16 of the Invitation to Tender.

13. DEFINITIONS AND INTERPRETATIONS

‘Conditions of contract’	shall mean the conditions set out at Sections 1-28 of the Invitation to Tender.

‘Invitation to Tender’	shall mean the Invitation to Tender for a contract for the provision of sheep PrP genotyping services in connection with the National Scrapie Plan issued by MAFF on 22nd December 2001.

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‘Tender’	shall mean the Tender submitted by the Contractor dated February 2001.

‘The Minister’	References in the Invitation to Tender and in the Tender should be read as references to the Secretary of State for Environment, Food and Rural Affairs.

‘Ministry of Agriculture Fisheries and Food’	References in the Invitation to Tender and in the Tender should be read as references to the Department for Environment, Food and Rural Affairs.

‘MAFF’	References in the Invitation to Tender and in the Tender should be read as references to the Authority.

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ANNEX I

PRICE SCHEDULE

Average Weekly Volume	Tendered price for blood sampling tests

Weekly Rate per Test £ UK [*]

Less than or equal to [*]	[*]

More than [*], but less than or equal to [*]	[*]

More than [*], but less than or equal to [*]	[*]

More than [*], but less than or equal to [*]	[*]

More than [*], but less than or equal to [*]	[*]

More than [*], but less than or equal to [*]	[*]

More than [*], but less than or equal to [*]	[*]

More than [*], but less than or equal to [*]	[*]

More than [*], but less than or equal to [*]	[*]

Minimum Monthly Testing Fee to be paid each year until the first [*] samples are tested in accordance with Condition 6.1.2.5.	[*] = [*]

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ANNEX III

Department for Environment, Food and Rural Affairs (DEFRA) Standard Conditions of Contract for Services (June 2001)

The conditions may only be varied with the written agreement of the Authority. No terms or conditions put forward at any time by the Contractor shall form any part of the Contract.

1.	DEFINITIONS

1.1	In these conditions:

‘Contract’ means the Contract between the Authority and the Contractor consisting of the Contract or Purchase Order, these Conditions, and any other documents (or parts thereof) specified in the Purchase Order;

‘Contract or Purchase Order’ means the document setting out the Authority’s requirements for the Contract;

‘Authority’ means the Secretary for State for the Department for Environment, Food and Rural Affairs;

‘Premises’ means the location where the services are to be performed, as specified in the Contract or Purchase Order;

‘Services’ means the services to be provided as specified in the Contract or Purchase Order and shall, where the context so admits, include any materials, articles and goods to be supplied thereunder;

‘Contractor’ means the person, firm or Company with whom the Contract is made.

The headings to Conditions shall not affect their interpretation.

2.	VARIATION OF THE SERVICES

2.1	The Authority reserves the right by notice to the Contractor to modify the Services and any alteration to the Contract price or the completion date arising by reason of such modification shall be agreed between the parties.

3.	CONTRACTOR’S STATUS

3.1	In carrying out the Services the Contractor shall be acting as principal and not as the agent of the Authority.

Accordingly:

(a)	the Contractor shall not (and shall procure that his agents and servants do not) say or do anything that might lead any other person to believe that the Contractor is acting as the agent of the Authority, and

(b)	nothing in this Contract shall impose any liability on the Authority in respect of any liability incurred by the Contractor to any other person but this shall not be taken to exclude or limit any liability of the

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Authority to the Contractor that may arise by virtue of either a breach of this Contract or any negligence on the part of the Authority, her staff or agents.

4.	MANNER OF CARRYING OUT THE SERVICES

4.1	The Contractor shall perform the Services with all due care and diligence and in accordance with best professional or industry practice.

5.	HEALTH AND SAFETY

5.1	In carrying out the Services the Contractor shall comply with all provisions, whether statutory or otherwise, relating to health and safety at work and shall produce evidence of such compliance if asked by the Authority to do so.

6.	TIME OF PERFORMANCE

6.1	The Contractor shall begin performing the Services on the date stated in the Contract or Purchase Order (whichever is applicable).

6.2	Time is of the essence for the Contract. The Authority may by written notice require the Contractor to execute the Services in such order as the Authority may decide.

7.	PAYMENT

7.1	It is anticipated that invoices for the genotyping of samples will be submitted to DEFRA on a monthly basis for work completed in the previous month and according to the adjustment procedure set out in Condition 6 of Part I of the contract.

7.2	It is anticipated that monthly invoices for blood sampling kits supplies will be submitted to DEFRA following delivery of orders.

7.3	Invoices should clearly show the volumes and rate of charges applicable for work carried out or kits supplied.

7.4	Unless otherwise stated in the Contract, payment will be made within thirty (30) days of receipt and agreement of invoices, submitted in arrears, for Services completed to the satisfaction of the Authority. No interest shall start to run in respect of any payment due before the expiry of the thirty (30) day period.

7.5	Value Added Tax, where applicable, shall be invoiced by Contractor to Authority and shall be shown separately on all invoices as an extra charge. Care should be taken not to include expenses not VAT chargeable.

8.	FREE-ISSUE MATERIALS

8.1	Where the Authority for the purpose of the Contract issues materials free of charge to the Contractor such materials shall be and remain the property of the Authority. The Contractor shall maintain all such materials in good order and condition and shall use such solely in connection with the Contract. The Contractor shall notify the

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Authority of any surplus materials remaining after completion of the Services and shall dispose of them as the Authority may direct. Waste of such materials arising from bad workmanship or negligence of the Contractor or any of his servants, agent or sub-contractors shall be made good at the Contractor’s expense. Without prejudice to any other of the rights of the Authority, the Contractor shall deliver up such materials whether processed or not to the Authority on demand.

9.	AUDIT AND NATIONAL AUDIT OFFICE (NAO) ACCESS

9.1	For a period not less than three (3) years after the completion of the Services, or, where relevant, the termination of this Contract, the Contractor shall retain in its possession all records and documents relating to the Services.

9.2	The Authority may require the Contractor to permit the Comptroller and Auditor General to examine such documents as she may reasonably require for the purposes of the examination and certification of the Department’s accounts or of the National Audit Act 1983 which are in the possession, custody or control of the Contractor, and the Authority may require the Contractor to produce such oral and/or written explanations as may reasonably be required.

9.3	This condition does not constitute a requirement or agreement for the examination, certification or inspection of the accounts of the Contractor under section 6(3) and 6(5) of the National Audit Act 1983.

10.	CORRUPT GIFTS OR PAYMENTS.

10.1	The Contractor shall not offer or give, or agree to give, to any employee or representative of the Authority any gift or consideration of any kind as an inducement or reward for doing or refraining from doing or for having done or refrained from doing, any act in relation to the obtaining or execution of this or any other Contract with the Authority or for showing or refraining from showing favour or disfavour to any person in relation to this or any such Contract. The attention of the Contractor is drawn to the criminal offences created by the Prevention of Corruption Acts 1889 to 1916.

11.	INTELLECTUAL PROPERTY, EQUIPMENT AND INFORMATION

11.1	Subject to any prior rights and to the rights of third parties, copyright and every other property right, including any data base right for the purposes of the Copyright and Rights in Databases Regulations 1997, in all reports, documents and things produced under the Contract shall be vested as to copyright in the Crown, and as to every other property right in the Authority, and the Contractor warrants to the Authority that all staff are and will be engaged in relation to the Contract on terms which do not entitle any of them to own copyright or any other such right in any such report, document or thing.

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11.2	The information collected pursuant to the Contract (excluding any information which in the opinion of the Authority is confidential to the Contractor or which has been communicated to the Contractor under a condition that it shall be confidential to the Contractor) shall be the property of the Crown and/or the Authority and all original documents in whatever form which contain that information, including any computer tape or disk, any voice recording and any special computer programme written to give access to the information, shall on request be deposited with the Authority.

11.3	Nothing in the Contract or done under the Contract shall be taken to diminish any Crown copyright, patent rights or rights to any other intellectual or industrial property which would apart from this Contract vest in the Crown or the Authority.

11.4	Without prejudice to the generality of the foregoing, there shall be vested in the Crown and/or the Authority all copyright, patent rights and any data base rights for the purpose of the Copyright and Rights in Databases Regulations 1997 and rights to other intellectual or industrial property in or over any information, specification, plan, drawing, pattern, sample or other thing supplied by the Authority or any Government Department to the Contractor in relation to the Contract or in and over anything made or derived from or arising out of any such information, specification, plan, drawing, sample or other thing.

11.5	Any right of use in or over property (including any copyright or licence to use copyright material and also including intellectual property rights of all kinds) which is acquired by the Contractor or by his staff pursuant to or for the purposes of the Contract, and whether acquired by transfer, assignment, licence, sub-licence, grant or by any other means whatsoever, and the costs of acquisition of which are to be reimbursed to the Contractor by the Authority shall be acquired by the Contractor upon terms which will enable it upon request by the Crown and or the Authority to perform at the Contractor’s expense all acts and to execute all documents necessary to vest such rights of use in the Crown and/or the Authority to the full extent enjoyed by the Contractor without need for any other permission, authorisation or consent.

11.6	If the cost of any equipment is reimbursed to the Contractor such equipment shall be the property of the Authority and shall on request be delivered to the Authority. The Contractor will keep a proper inventory of such equipment and will deliver that inventory to the Authority on request and on completion of all work under the Contract.

11.7	Contractor shall have access to the data contained in all reports, documents and things produced by Contractor under the Contract. The Contractor shall have the right to publish and otherwise publicly disclose, and make technical presentations containing information

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and data it has gained under the Contract. In order to permit the Authority an opportunity to determine if patentable inventions or confidential information are disclosed, the Contractor will provide the Authority with copies of any proposed publication reporting on the Contract at least thirty (30) days prior to submission for publication. If the Authority wishes to have the proposed publication delayed so that a patent application may be filed on an invention disclosed in such proposed publication, the Authority shall notify the Contractor in writing within 30 days of receipt and may then require the Contractor to withhold publication for up to sixty (60) days thereafter. If the Authority identifies Confidential Information that is subject to non-disclosure, the Contractor agrees to delete such information from the proposed publication.

11.8	As between the Authority and Contractor, the Contractor shall be the owner of all patent rights in the assay used to perform the Services and in the reagents and primers used in the assay. As between the Authority and Contractor, the Contractor shall be owner of all patent rights in any improvements in the assay or the reagents and primers used in the assay created during the term of the Contract, except, and to the extent that employees of the Authority or the Crown have made an inventive contribution to such improvements.

12.	INDEMNITY AND INSURANCE

12.1	The Contractor shall indemnify the Authority, the Crown, its servants and agents against all actions, claims demands, costs and expenses incurred by or made against the Authority, the Crown, its servants or agents in respect of any loss or damage or personal injury (including death) which arises out of or in connection with this Contract.

12.2	The indemnity contained in Condition 12.1 shall not apply to the extent that the loss, damage or injury is caused by the negligent or wilful act or omission of the Authority, the Crown or any servant or agent of the Crown.

12.3	The Contractor shall have in force and shall require any sub contractor to have in force insurance including (but not limited) to employer’s liability and professional indemnity insurance, for such sum and range of cover as the Contractor deems to be appropriate but covering at least all matters which are the subject of indemnities or compensation obligations under these Conditions in the sum of not less than [*] unless otherwise agreed by the Authority in writing.

12.4	The policy or policies of insurance referred to in Condition 12.3 shall be shown to the Authority whenever she requests, together with satisfactory evidence of payment of premiums.

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13.	DISCRIMINATION

13.1	The Contractor shall not unlawfully discriminate within the meaning and scope of the provisions of the Race Relations Act 1976, the Sex Discrimination Acts 1975 and 1986 or the Disability Discrimination Act 1995 or any statutory modification or re-enactment thereof relating to discrimination in employment. The Contractor shall take all reasonable steps to secure the observance of these provisions by all servants, employees or agents of the Contractor and all sub-contractors employed in the execution of the Contract.

14.	OFFICIAL SECRETS ACT

14.1	The Contractor undertakes to abide and procure that his employees abide by the provisions of the Official Secrets Acts 1911 to 1989.

14.2	The Contractor shall keep secret and not disclose and shall procure that his employees keep secret and do not disclose any information of a confidential nature obtained by him by reason of the Contract except information which is in the public domain otherwise than by reason of a breach of this provision.

14.3	The provision of this Condition 14 shall apply during the continuance of this Contract and after its termination howsoever arising.

14.4	The Authority shall be free to disclose the terms of this Contract and particulars of the Services as she may think fit.

15.	TERMINATION

15.1	The Contractor shall notify the Authority in writing immediately upon the occurrence of any of the following events:

(a)	where the Contractor is an individual and if a petition is presented for the Contractor’s bankruptcy or a criminal bankruptcy order is made against the Contractor, or he makes any composition or arrangement with or for the benefit of creditors, or makes any conveyance of assignment for the benefit of creditors, or if an administrator is appointed to manage his affairs; or

(b)	where the Contractor is not an individual but is a firm or a number of persons acting together in any capacity, if any event in (a) or (c) of this Condition occurs in respect of any partner in the firm or any of these persons or a petition is presented for the Contractor to be wound up as an unregistered company; or

(c)	where the Contractor is a company, if the company passes a resolution for winding-up or dissolution (otherwise than for the purposes of and followed by an amalgamation or reconstruction) or the court makes an administration order or a winding-up order, or the company make a composition or arrangement with its creditors, or an administrative receiver, receiver or manager is appointed by a creditor or by the court, or possession is taken of any of its property under the terms of a floating charge: or

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(d)	where the Contractor is a company, where the Contractor undergoes a change of control within the meaning of the term as set out in section 840 of the Income and Corporation Taxes Act 1988.

15.2	On the occurrence of any of the events described in Condition 15.1 or, if the Contractors shall have committed a material breach of this Contract and (if such breach is capable of remedy) shall have failed to remedy such breach within thirty (30) days of being required by the Authority in writing to do so or, where the Contractor is an individual, if he shall die or be adjudged incapable of managing his affairs within the meaning of Part V1I of the Mental Health Act 1983, the Authority shall be entitled to terminate this Contract by notice to the Contractor with immediate effect and without compensation to the Contractor. The right to terminate on the occurrence of an event under Condition 15.1(d) may only be exercised within a period of six (6) months from receipt of a notice under this Condition or earlier discovery by the Authority, and only if such material breach has not been rectified within the six (6) month period. Upon termination under Condition 15.1, without prejudice to any other of his rights, the Authority may herself complete the Services or have them completed by a third party, using for that purpose (making a fair and proper allowance therefore in any payment subsequently made to the Contractor) all materials, plant and equipment on the Premises belonging to the Contractor, and the Authority shall not be liable to make any further payment to the Contractor until the Services have been completed in accordance with the requirements of the Contract, and shall be entitled to deduct from any amount due to the Contractor the costs thereof incurred by the Authority (including the Authority’s own costs). If the total cost to the Authority exceeds the amount (if any) due to the Contractor, the difference shall be recoverable by the Authority from the Contractor.

16.	TERMINATION ON NOTICE

16.1	In addition to her rights of termination under Condition 15, the Authority shall be entitled to terminate this Contract by giving to the Contractor not less than thirty (30) days notice to that effect.

16.2	Termination under Conditions 15 or 16.1 shall not prejudice or affect any right of action or remedy which shall have accrued to the parties or shall thereupon accrue to the Authority and shall not affect the continued operation of Conditions 9 and 12.

17.	RECOVERY OF SUMS DUE

17.1	Wherever under this Contract any sum of money is recoverable from or payable by the Contractor, that sum may be deducted from any

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sum then due, or which at any later time may become due, to the Contractor under this Contract or under any other Agreement or Contract with the Authority or with any department, agency or authority of the Crown.

18.	ASSIGNMENT AND SUB-CONTRACTING

18.1	The Contractor shall not assign or sub-contract any portion of the Contract without the express written permission of the Authority, which permission shall not be unreasonable withheld. Sub-contracting any part of the Contract shall not relieve the Contractor of any obligation or duty attributable to him under the Contract or these Conditions.

18.2	Where the Authority has consented to the placing of sub-contracts, copies of each sub-contract shall be sent by the Contractor to the Authority immediately after it is issued.

19.	CONFLICT OF INTEREST

19.1	The Contractor shall ensure that there is no conflict of interest as to be likely to prejudice his independence and objectivity in performing the Contract and undertakes that upon becoming aware of any such conflict of interest during the performance of the Contract (whether the conflict existed before the award of the Contract or arises during its performance) he shall immediately notify the Authority in writing of the same, giving particulars of its nature and the circumstances in which it exists or arises and shall furnish such further information as the Authority may reasonably require.

19.2	Where the Authority is of the opinion that the conflict of interest notified to it under Condition 19.1 above is capable of being avoided or removed, the Authority may require the Contractor to take such steps as will, in its opinion, avoid, or as the case may be, remove the conflict and

a)	if the Contractor fails to comply with the Authority requirements in this respect, or

b)	if, in the opinion of the Authority compliance does not avoid or remove the conflict.

The Authority may terminate the Contract and recover from the Contractor the amount of any loss resulting from such termination.

19.3	Where the Authority is of the opinion that the conflict of interest which existed at the time of the award of the Contract could have been discovered with the application by the Contractor of due diligence and ought to have been disclosed as required by the tender documents pertaining to it, the Authority may terminate the contract immediately for breach of a fundamental condition and, without prejudice to any rights, recover from the Contractor the amount of any loss resulting from such termination.

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19.4	It is agreed that the performance of services similar to the Services on a commercial basis or for another government shall not constitute a conflict of interest provided that it does not prevent the proper performance of the Contractor’s duties under this agreement.

20.	DATA PROTECTION

20.1	The Contractor shall take such appropriate technical and organisational measures as are necessary to comply with the seventh data protection principle as provided by Part 1 of the Data Protection Act 1998 to protect against unauthorised or unlawful processing of personal data (as defined in section 1(1) of the Data Protection Act 1998) and against accidental loss or destruction of, or damage to, personal data.

21.	SPECIAL CONDITIONS

21.1	In the case of any conflict or inconsistency between these general Conditions and any conditions contained within the Contract, the latter conditions shall prevail.

22.	WAIVER

22.1	The failure of either party at any time to enforce any provision of the Contract shall in no way affect its right thereafter to require complete performance by the other party, nor shall the waiver of any breach of any provision be taken or held to be a waiver of any subsequent breach of any such provision or be a waiver of the provision itself.

23.	SEVERANCE

23.1	If any Condition, clause or provision of the Contract not being of a fundamental nature were held to be unlawful or unenforceable by a court in any proceedings relating to the Contract the validity or enforceability of the remainder of the Contract shall not be affected thereby.

24.	PROGRESS REPORT

24.1	Where formal progress reports are specified in the Contract, the Contractor shall render such reports at the time and in such form as may be specified or as otherwise agreed between the Contractor and the Authority or its authorised representative.

24.2	The submission and acceptance of progress reports shall not prejudice the rights of the Authority under any other condition of the contract.

COMMERCIAL IN CONFIDENCE

25.	DISPUTE RESOLUTION

25.1	The parties shall in good faith attempt to negotiate a settlement to any dispute between them arising out of or in connection with the Contract.

25.2	If any such dispute cannot be resolved in accordance with Condition 25.1, the dispute may, by agreement between the relevant parties, be referred to mediation in accordance with Condition 25.3

25.3	The procedure for any such mediation shall be as follows:

25.3.1	A neutral person (“the Mediator”) shall be chosen by agreement between the relevant parties, alternatively, any party may within fourteen (14) days from the date of the proposal to appoint a mediator, or within fourteen (14) days of notice to any party that the chosen mediator is unable or unwilling to act, apply to the Centre for Dispute Resolution (“CEDR”) to appoint a mediator.

25.3.2	The relevant parties shall within fourteen (14) days of the appointment of the Mediator meet with him or her to agree a timetable for the exchange of all relevant and necessary information and the procedure to be adopted for the mediation. If appropriate, the relevant parties may at any stage seek from CEDR guidance on a suitable procedure.

25.3.3	Unless otherwise agreed, all negotiations and proceedings in the mediation connected with the dispute shall be conducted in strict confidence and shall be without prejudice to the rights of the relevant parties in any future proceedings.

25.3.4	If the relevant parties reach agreement on the resolution of the dispute, that agreement shall be reduced to writing and shall be binding upon the relevant parties.

25.3.5	Failing agreement, any relevant party may invite the Mediator to provide a non-binding but informative opinion in writing. Such opinion shall be provided on a without prejudice basis and shall not be used in evidence in any proceedings relating to the dispute without the prior written consent of the relevant parties.

25.4	For a period of sixty (60) days from the date of the appointment of the Mediator, or such other period as the relevant parties may agree, none of the parties to the dispute may commence any proceedings in relation to the matters referred to the Mediator.

26.	NOTICES

26.1	Any notice given under or pursuant to the Contract may be sent by hand or by post or by registered post or by the recorded delivery service or transmitted by telex, telemessage, facsimile transmission,

COMMERCIAL IN CONFIDENCE

or other means of telecommunication resulting in the receipt of a written communication in permanent form and if so sent or transmitted to the address of the party shown on the Purchase Order, or to such other address as the party may by notice to the other have substituted therefore, shall be deemed effectively given on the day when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours.

27.	GOVERNING LAW

27.1	These Conditions shall be governed by and construed in accordance with English law and the Contractor hereby irrevocably submits to the jurisdiction of the courts of England and Wales. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Authority to take proceedings against the Contractor in any other court of competent jurisdiction, nor shall the taking of proceedings in anyone or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not.